Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 29, 2012, in the Registration Statement (Form S-4) and related Prospectus of Wynn Las Vegas, LLC for the registration of $900 million of 5.375% First Mortgage Notes due 2022.

/S/    ERNST & YOUNG LLP

Las Vegas, Nevada

September 20, 2012